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                       October 12, 2022

       Spiro Sakiris
       Chief Financial Officer
       GBS Inc.
       WeWork c/o GBS Inc.
       142 West, 57th Street, 11th Floor
       New York, New York 10019

                                                        Re: GBS Inc.
                                                            10-K for the Fiscal
Year Ended June 30, 2022
                                                            Filed September 22,
2022
                                                            File No. 001-39825

       Dear Spiro Sakiris:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services